Filed pursuant to rule 424(B)(3)

Registration Statement No. 333-110103

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED November 17, 2003)

PROSPECTUS

UP TO 7,264,370 SHARES OF

SPECTRUM PHARMACEUTICALS, INC.

COMMON STOCK

This prospectus supplement relates to the sale of up to 7,264,370 shares of our common stock by the selling stockholders named in this prospectus supplement no. 2, prospectus supplement no. 1 dated December 22, 2003 and the prospectus dated November 17, 2003. This prospectus supplement should be read in conjunction with the prospectus dated November 17, 2003.

The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the prospectus. A selling stockholder named in the prospectus transferred to the entity listed in the table below the securities, which are convertible or exercisable for the shares of our common stock listed in the table below.

	Shares of Common Stock Beneficially Owned Before Offering		Number of Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following the Offering(3)
Name	Number	% of Class(1)(2)		Number	% of Class
Portside Growth and Opportunity Fund(4)(6)	204,000	*	204,000	0	*
Rockmore Investment Master Fund Ltd.(5)(6)	96,000	*	96,000	0	*

*	less than 1%
(1)	For the purposes of calculating the percent of class beneficially owned by a selling stockholder, shares of common stock which may be issued to that selling stockholder within 60 days of October 11, 2006 are deemed to be outstanding.
(2)	The selling stockholders own shares of our Series E Convertible Voting Preferred Stock (“Series E Preferred Stock”). Pursuant to the terms of the Certificate of Designation, the number of shares of our common stock that may be acquired by any holder of our Series E Preferred Stock upon any conversion of the Series E Preferred Stock or that shall be entitled to voting rights is limited to the extent necessary to insure that, following such conversion, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Securities and Exchange Act of 1934, as amended, does not exceed 4.95% of the total number of shares of our common stock then outstanding.
(3)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under the prospectus.
(4)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares offered by Portside Growth and Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside Growth and Opportunity Fund.
(5)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of the common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of the common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 11, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.
(6)	Portside Growth and Opportunity Fund and Rockmore Investment Master Fund Ltd. each obtained the shares of our Series E Preferred Stock from Omicron Master Trust, a Selling Stockholder in the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 11, 2006